Pricing Supplement No. 132 (To Prospectus dated May 1, 2015, Series L Prospectus Supplement dated January 20, 2016 and Product Supplement STOCK-1 dated February 9, 2016) Dated March 2, 2016	Filed pursuant to rule 424(b)(2) Registration Statement No. 333-202354

$2,200,000

Enhanced Return Notes with Cap Linked to a Basket of Ten Common Equity Securities, due March 1, 2018

•	The notes are unsecured senior notes issued by Bank of America Corporation (“BAC”). The notes do not guarantee a full return of your principal at maturity, and you could lose up to 100% of the principal amount.
•	All payments on the notes occur at maturity. Any payment due on the notes, including any repayment of principal, will be subject to our credit risk.
•	The notes will mature on March 1, 2018. The notes will not pay interest.
•	The notes provide you a 3-to-1 enhanced return, subject to the Maximum Redemption Amount, if the Ending Value (as determined below) of the Market Measure, which is an equally weighted basket of 10 common equity securities (the “Basket”), is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will be subject to 1-1 downside exposure to any decrease in the value of the Market Measure, with up to 100% of your principal amount at risk.
•	The Basket is comprised of the common equity securities of Biogen Inc. (Bloomberg ticker: “BIIB”), BioMarin Pharmaceutical Inc. (Bloomberg ticker: “BMRN”), Caesars Entertainment Corporation (Bloomberg ticker: “CZR”), D.R. Horton, Inc. (Bloomberg ticker: “DHI”), Horizon Pharma Public Limited Company (Bloomberg ticker: “HZNP”), Las Vegas Sands Corp. (Bloomberg ticker: “LVS”), Palo Alto Networks, Inc. (Bloomberg ticker: “PANW ”), SVB Financial Group (Bloomberg ticker: “SIVB”), Vertex Pharmaceuticals Incorporated (Bloomberg ticker: “VRTX”) and Wynn Resorts, Limited (Bloomberg ticker: “WYNN”) (the "Basket Stocks”).
•	The Maximum Redemption Amount per note is $1,480 (148% of the principal amount).
•	The “Starting Value” was set to 100 on February 26, 2016, based on the Initial Price of each Basket Stock (the Closing Market Price of each Basket Stock on that day).
•	The notes will not be listed on any securities exchange.
•	The notes will be issued in denominations of $1,000 and whole multiples of $1,000.
•	The CUSIP number of the notes is 06048WSJ0.
•	The initial estimated value of the notes is less than the public offering price. As of March 2, 2016 (the “pricing date”), the initial estimated value of the notes is $955 per $1,000 in principal amount. See “Summary” beginning on page PS-3 of this pricing supplement, “Risk Factors” beginning on page PS-6 of this pricing supplement and “Structuring the Notes” on page PS-24 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
•	The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Note	Total
Public Offering Price	$1,000.00	$2,200,000
Underwriting Discount	$20.00	$44,000
Proceeds (before expenses)	$980.00	$2,156,000
* We or one of our affiliates will pay a fee of $20.00 per $1,000 in principal amount of the notes. For additional information relating to the plan of distribution, see “Supplemental Plan of Distribution; Role of MLPF&S and Conflicts of Interest” below.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-6 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement, and page 9 of the accompanying prospectus. You may lose some or all of your principal amount in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on March 7, 2016 against payment in immediately available funds.

BofA Merrill Lynch

Selling Agent

TABLE OF CONTENTS

Page
SUMMARY	pS-3
RISK FACTORS	pS-6
DESCRIPTION OF THE NOTES	pS-9
THE BASKET	pS-11
THE BASKET STOCKS	pS-12
SUPPLEMENTAl PLAN OF DISTRIBUTION; ROLE OF MLPF&S AND CONFLICTS OF INTEREST	pS-23
STRUCTURING THE NOTES	pS-24
VALIDITY OF THE NOTES	pS-24
U.S. FEDERAL INCOME TAX SUMMARY	pS-25

PS-2

SUMMARY

The Enhanced Return Notes with Cap Linked to a Basket of Ten Common Equity Securities, due March 1, 2018 (the “notes”) are our senior debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured senior debt, and any payment due on the notes, including any repayment of the principal amount, will be subject to our credit risk. The notes will mature on March 1, 2018.

The notes provide you a 3-to-1 enhanced return, subject to the Maximum Redemption Amount, if the Ending Value (as determined below) of the Market Measure is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will be subject to 1-1 downside exposure to any decrease in the value of the Market Measure, with up to 100% of your principal amount at risk.

Any payment on the notes depends on our credit risk and on the performance of the Market Measure. The economic terms of the notes (including the Maximum Redemption Amount) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements we enter into. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below, reduced the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes as of the pricing date.

The initial estimated value of the notes is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-6 and “Structuring the Notes” on page PS-24.

Issuer:	Bank of America Corporation (“BAC”)
Term:	Approximately two years
Pricing Date:	March 2, 2016
Issue Date:	March 7, 2016
Calculation Day:	February 26, 2018, subject to postponement as set forth in the section “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” of the product supplement.
Maturity Date:	March 1, 2018
Market Measure:	An equally weighted basket composed of the common equity securities of Biogen Inc. (Bloomberg ticker: “BIIB”), BioMarin Pharmaceutical Inc. (Bloomberg ticker: “BMRN”), Caesars Entertainment Corporation (Bloomberg ticker: “CZR”), D.R. Horton, Inc. (Bloomberg ticker: “DHI”), Horizon Pharma Public Limited Company (Bloomberg ticker: “HZNP”), Las Vegas Sands Corp. (Bloomberg ticker: “LVS”), Palo Alto Networks, Inc. (Bloomberg ticker: “PANW ”), SVB Financial Group (Bloomberg ticker: “SIVB”), Vertex Pharmaceuticals Incorporated (Bloomberg ticker: “VRTX”) and Wynn Resorts, Limited (Bloomberg ticker: “WYNN”) (each, an “Underlying Company” and collectively, the “Underlying Companies”).
Upside Participation Rate:	300%
Maximum Redemption Amount:	$1,480 per $1,000 in principal amount of the notes (148% of the principal amount).
Starting Value:	100, which was set on February 26, 2016
Ending Value:	100 × [1 + (the sum of the products of the Basket Stock Return for each Basket Stock multiplied by 10%)]
Basket Stock Return:	For each Basket Stock, its Basket Stock Return will be equal to: (Final Price – Initial Price)/ Initial Price
Initial Price:	For each Basket Stock, its Closing Market Price on February 26, 2016, which are as follows:
BIIB:	264.49
BMRN:	80.14
PS-3

CZR:	9.05
DHI:	27.17
HZNP:	19.79
LVS:	47.92
PANW:	147.59
SIVB:	90.17
VRTX:	87.00
WYNN:	82.17.
Final Price:	For each Basket Stock, its Closing Market Price on the calculation day, multiplied by its Price Multiplier on that day.
Price Multiplier:	1 for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-19 of product supplement.
Redemption Amount:	At maturity, you will receive the Redemption Amount, denominated in U.S. dollars, calculated as follows:
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.
Selling Agent:	MLPF&S

You should read carefully this entire pricing supplement, product supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

The above documents may be accessed at the following links:

•	Product supplement STOCK-1 dated February 9, 2016:

https://www.sec.gov/Archives/edgar/data/70858/000119312516455453/d110554d424b5.htm

PS-4

•	Series L MTN prospectus supplement dated January 20, 2016 and prospectus dated May 1, 2015:

http://www.sec.gov/Archives/edgar/data/70858/000119312516433708/d122981d424b3.htm

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “BAC,” “we,” “us,” “our,” or similar references are to BAC.

PS-5

Hypothetical Payments on the Notes

The following table is for purposes of illustration only. It is based on hypothetical values and show hypothetical returns on the notes. It illustrates the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Upside Participation Rate of 300%, the Maximum Redemption Amount per note of $1,480, and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The numbers appearing in the table below have been rounded for ease of analysis, and do not take into account any tax consequences from investing in the notes.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Note	Total Rate of Return on the Notes
0.00	-100.00%	$0	-100.00%
50.00	-50.00%	$500	-50.00%
80.00	-20.00%	$800	-20.00%
85.00	-15.00%	$850	-15.00%
90.00	-10.00%	$900	-10.00%
95.00	-5.00%	$950	-5.00%
100.00(1)	0.00%	$1,000	0.00%
102.00	2.00%	$1,060	6.00%
103.00	3.00%	$1,090	9.00%
105.00	5.00%	$1,150	15.00%
110.00	10.00%	$1,300	30.00%
116.00	16.00%	$1,480(2)	48.00%
120.00	20.00%	$1,480	48.00%
130.00	30.00%	$1,480	48.00%
140.00	40.00%	$1,480	48.00%
150.00	50.00%	$1,480	48.00%
160.00	60.00%	$1,480	48.00%

(1) The Starting Value was set to 100.00 on February 26, 2016.

(2) The Redemption Amount per note cannot exceed the Maximum Redemption Amount.

PS-6

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the notes at maturity. If the Ending Value is less than the Starting Value, you will lose 1% of the principal amount for each 1% that the Ending Value is less than Starting Value. Therefore, if the Ending Value is less than the Starting Value, you will receive a Redemption Amount at maturity that will be less than the principal amount of your notes, and you may lose up to 100% of your principal.

The notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the notes, regardless of the extent to which the Ending Value of the Market Measure exceeds the Starting Value. Payments on the notes will be limited only to the payment at maturity.

Your investment return will be limited to the return represented by the Maximum Redemption Amount, and may be less than a comparable investment directly in the Market Measure. The appreciation potential of the notes is limited to the Maximum Redemption Amount. You will not receive a payment at maturity per note greater than the Maximum Redemption Amount, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the Market Measure (or any Basket Stocks) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those Basket Stocks).

Your return on the notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Any payment on the notes is subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The public offering price you pay for the notes exceeds their initial estimated value. The initial estimated value of the notes that is provided in this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

PS-7

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the value of the Market Measure, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Market Measure. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that MLPF&S will act as a market-maker for the notes, but neither we nor MLPF&S is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. MLPF&S may discontinue its market-making activities as to the notes at any time. To the extent that MLPF&S engages in any market-making activities, it may bid for or offer the notes. Any price at which MLPF&S may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time MLPF&S were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The Redemption Amount will not reflect changes in the value of the Market Measure other than on the calculation day. Changes in the value of the Market Measure during the term of the notes other than on the calculation day will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other levels of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value.

Changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks. Changes in the prices of one or more of the Basket Stocks may not correlate with changes in the prices of one or more of the other Basket Stocks. The prices of one or more Basket Stocks may increase, while the prices of one or more of the other Basket Stocks may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the price of one Basket Stock may be moderated or wholly offset by decreases or lesser increases in the price of one or more of the other Basket Stocks.

You will have no rights as a security holder, you will have no rights to receive any shares of any Basket Stock, and you will not be entitled to dividends or other distributions by any Underlying Company. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any Basket Stock. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to any Basket Stock. As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of any Basket Stock and received the dividends paid or other distributions made in connection with them. Your notes will be paid in cash and you have no right to receive delivery of shares of any Basket Stock.

The terms of the notes will not be adjusted for all corporate events that could affect an Underlying Company. The Price Multiplier, the determination of the payments on the notes, and other terms of the notes may be adjusted for the specified corporate events affecting any Basket Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments” of the product supplement. However, these adjustments do not cover all corporate events that could affect the market price of a Basket Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amounts that may be paid on the notes at maturity may adversely affect the Closing Market Price of a Basket Stock, and, as a result, the market value of the notes.

PS-8

The notes may be affected by factors affecting non-U.S. securities markets. An investment in notes linked to the value of non-U.S. companies, such as Horizon Pharma Public Limited Company, involves risks associated with the home country of such non-U.S. companies. The prices of such non-U.S. companies’ common equity securities may be affected by political, economic, financial and social factors in the home country of such non-U.S. companies, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the notes.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

* * *

Investors in the notes should review the additional risk factors set forth beginning on page PS-5 of the product supplement prior to making an investment decision.

PS-9

DESCRIPTION OF THE NOTES

General

The notes are part of a series of medium-term notes entitled “Medium-Term Notes, Series L” issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is more fully described in the prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000.

Prior to maturity, the notes are not repayable at our option or at your option.

If the scheduled maturity date is not a business day, the payment will be postponed to the next business day, and no interest will be payable as a result of that postponement.

Redemption Amount

At maturity, subject to our credit risk as issuer of the notes, you will receive the Redemption Amount per note that you hold, denominated in U.S. dollars. The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, the Redemption Amount will equal:

In no event will the Redemption Amount exceed the Maximum Redemption Amount.

•	If the Ending Value is equal to or less than the Starting Value, the Redemption Amount will equal:

In this case, the Redemption Amount will be less than the principal amount of the notes, and you may lose up to 100% of your principal.

Determining the Starting Value and the Ending Value of the Market Measure

The “Starting Value” was set to 100 on February 26, 2016.

The “Ending Value” will equal:

100 × [1 + (the sum of the products of the Basket Stock Return for each Basket Stock multiplied by 10%)]

For each Basket Stock, its “Basket Stock Return” will equal:

(Final Price – Initial Price)/ Initial Price

For each Basket Stock, the “Initial Price” was its Closing Market Price on February 26, 2016, which are as follows:.

BIIB:	264.49
BMRN:	80.14
CZR:	9.05
DHI:	27.17
HZNP:	19.79
LVS:	47.92
PANW:	147.59
SIVB:	90.17
VRTX:	87.00
WYNN:	82.17
PS-10

For each Basket Stock, the “Final Price” will equal its Closing Market Price on the calculation day, multiplied by its Price Multiplier on that day.

For each Basket Stock, the “Price Multiplier” is 1, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-19 of product supplement.

The calculation day is subject to postponement as set forth in the product supplement, in the section “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days.”

Events of Default and Acceleration

If an event of default, as defined in the Senior Indenture, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the amount described under the caption “—Redemption Amount,” calculated as though the date of acceleration were the maturity date of the notes and as though the calculation day were the fifth trading day prior to the date of acceleration. In case of a default in the payment of the notes, the notes will not bear a default interest rate.

PS-11

THE BASKET

While actual historical information on the Basket did not exist before February 26, 2016, the following graph sets forth the hypothetical historical daily performance of the Basket from July 20, 2012, the date when Palo Alto Networks, Inc. began trading, through the pricing date. The graph is based upon actual daily historical prices of the Basket Stocks and a Basket value of 100 as of July 19, 2012. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Historical Performance of the Market Measure

PS-12

THE BASKET STOCKS

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the notes and does not relate to any securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Companies’ publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.

The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008, or the date that the applicable Basket Stock began trading, through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

PS-13

Biogen Inc.

Biogen Inc. develops, manufactures, and commercializes therapies, focusing on neurology, oncology, and immunology. The company's products address diseases such as multiple sclerosis, non-Hodgkin's lymphoma, rheumatoid arthritis, Crohn's disease, and psoriasis. This Basket Stock trades on the NASDAQ (the “NASDAQ”) under the symbol “BIIB”. The company’s CIK number is 875045.

2008	High ($)	Low ($)
First Quarter	63.29	54.74
Second Quarter	66.43	55.89
Third Quarter	71.38	45.37
Fourth Quarter	50.50	39.02
2009
First Quarter	53.28	43.64
Second Quarter	53.64	45.15
Third Quarter	51.55	44.49
Fourth Quarter	53.70	42.13
2010
First Quarter	59.84	52.67
Second Quarter	57.53	46.22
Third Quarter	58.42	46.73
Fourth Quarter	68.22	56.53
2011
First Quarter	73.39	65.08
Second Quarter	108.98	72.96
Third Quarter	108.48	85.03
Fourth Quarter	118.72	88.96
2012
First Quarter	126.48	113.50
Second Quarter	144.38	125.02
Third Quarter	156.06	139.23
Fourth Quarter	154.22	135.61
2013
First Quarter	192.91	142.82
Second Quarter	240.86	192.77
Third Quarter	248.13	206.53
Fourth Quarter	295.88	224.02
2014
First Quarter	351.94	273.52
Second Quarter	320.13	274.00
Third Quarter	346.30	299.29
Fourth Quarter	360.67	299.10
2015
First Quarter	475.98	334.65
Second Quarter	430.96	373.93
Third Quarter	409.50	272.28
Fourth Quarter	309.67	256.04
2016
First Quarter (through the pricing date)	296.70	245.11

PS-14

BioMarin Pharmaceutical Inc.

BioMarin Pharmaceutical Inc. develops and commercializes therapeutic enzyme products. The company has applied its proprietary enzyme technology to develop products for lysosomal storage diseases and for the treatment of serious burns. This Basket Stock trades on the NASDAQ under the symbol “BMRN”. The company’s CIK number is 1048477.

2008	High ($)	Low ($)
First Quarter	40.39	31.90
Second Quarter	39.72	28.92
Third Quarter	32.55	25.60
Fourth Quarter	26.29	13.59
2009
First Quarter	20.83	10.14
Second Quarter	15.80	11.92
Third Quarter	18.33	13.86
Fourth Quarter	18.98	15.49
2010
First Quarter	23.81	18.95
Second Quarter	24.71	18.33
Third Quarter	23.09	18.24
Fourth Quarter	28.25	21.82
2011
First Quarter	28.29	23.47
Second Quarter	28.46	24.93
Third Quarter	31.87	24.02
Fourth Quarter	35.38	30.07
2012
First Quarter	38.34	33.68
Second Quarter	39.58	32.13
Third Quarter	43.30	37.02
Fourth Quarter	50.17	36.81
2013
First Quarter	62.39	51.56
Second Quarter	70.30	54.72
Third Quarter	78.44	58.66
Fourth Quarter	75.94	59.28
2014
First Quarter	83.28	64.99
Second Quarter	68.61	56.15
Third Quarter	73.00	55.78
Fourth Quarter	94.19	67.27
2015
First Quarter	129.14	90.28
Second Quarter	140.00	112.05
Third Quarter	149.13	96.82
Fourth Quarter	117.04	93.79
2016
First Quarter (through the pricing date)	104.92	64.74

PS-15

Caesars Entertainment Corporation

Caesars Entertainment Corporation is a gaming company. The company operates casino resorts on multiple continents. The company also owns an on-line gaming business, providing for real money casino, bingo and poker games in the United Kingdom and play for fun offerings in other jurisdictions. This Basket Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “CZR”. The company’s CIK number is 858339.

2012	High ($)	Low ($)
First Quarter (from February 8, 2012)	15.39	9.00
Second Quarter	15.64	11.18
Third Quarter	11.37	6.48
Fourth Quarter	8.00	4.54
2013
First Quarter	17.64	7.08
Second Quarter	16.95	12.25
Third Quarter	25.93	13.69
Fourth Quarter	22.39	16.74
2014
First Quarter	26.47	19.01
Second Quarter	21.18	17.23
Third Quarter	18.30	12.05
Fourth Quarter	17.13	8.59
2015
First Quarter	15.44	9.26
Second Quarter	12.39	6.12
Third Quarter	9.74	4.76
Fourth Quarter	9.03	6.78
2016
First Quarter (through the pricing date)	9.21	6.03

PS-16

D.R. Horton, Inc.

D.R. Horton, Inc. constructs and sells single-family homes designed primarily for the entry-level and move-up markets. The company operates in the Midwest, Mid-Atlantic, Southeast, Southwest, and Western regions of the United States. This Basket Stock trades on the NYSE under the symbol “DHI”. The company’s CIK number is 1298946.

2008	High ($)	Low ($)
First Quarter	17.31	10.29
Second Quarter	17.23	10.85
Third Quarter	15.04	9.57
Fourth Quarter	13.28	4.34
2009
First Quarter	10.93	5.96
Second Quarter	13.49	8.69
Third Quarter	13.79	8.40
Fourth Quarter	12.70	9.81
2010
First Quarter	13.25	11.16
Second Quarter	14.97	9.83
Third Quarter	11.26	9.71
Fourth Quarter	12.28	9.87
2011
First Quarter	13.50	11.33
Second Quarter	12.44	10.76
Third Quarter	12.13	8.94
Fourth Quarter	12.78	8.45
2012
First Quarter	16.32	12.96
Second Quarter	18.38	14.05
Third Quarter	22.37	17.27
Fourth Quarter	22.00	18.39
2013
First Quarter	25.43	20.38
Second Quarter	27.60	20.91
Third Quarter	22.98	17.77
Fourth Quarter	22.32	17.69
2014
First Quarter	24.87	20.88
Second Quarter	24.61	21.35
Third Quarter	25.10	20.11
Fourth Quarter	25.58	19.49
2015
First Quarter	28.48	22.95
Second Quarter	29.04	25.18
Third Quarter	32.21	26.73
Fourth Quarter	33.03	28.77
2016
First Quarter (through the pricing date)	30.42	23.23

PS-17

Horizon Pharma Public Limited Company

Horizon Pharma Plc is a biopharmaceutical company. The company develops, acquires and commercializes late-stage biopharmaceutical therapies for the treatment of pain and inflammation, as well as specialty and orphan diseases. This Basket Stock trades on the NASDAQ under the symbol “HZNP”. The company’s CIK number is 1492426.

2011	High ($)	Low ($)
Third Quarter (from July 28, 2011)	9.15	6.99
Fourth Quarter	8.99	4.00
2012
First Quarter	4.20	3.07
Second Quarter	7.13	3.50
Third Quarter	8.30	3.41
Fourth Quarter	3.40	2.13
2013
First Quarter	2.88	1.99
Second Quarter	2.54	2.25
Third Quarter	3.50	2.12
Fourth Quarter	7.71	3.34
2014
First Quarter	17.35	7.61
Second Quarter	16.32	12.02
Third Quarter	16.27	8.28
Fourth Quarter	13.47	10.61
2015
First Quarter	25.97	12.80
Second Quarter	34.74	25.60
Third Quarter	38.45	16.81
Fourth Quarter	22.58	13.12
2016
First Quarter (through the pricing date)	21.53	16.07

PS-18

Las Vegas Sands Corp.

Las Vegas Sands Corp. owns and operates casino resorts and convention centers. The company operates in the United States, Macau and Singapore. This Basket Stock trades on the NYSE under the symbol “LVS”. The company’s CIK number is 1300514.

2008	High ($)	Low ($)
First Quarter	100.32	71.85
Second Quarter	81.50	47.10
Third Quarter	56.87	31.83
Fourth Quarter	31.32	3.23
2009
First Quarter	8.48	1.42
Second Quarter	11.34	3.74
Third Quarter	19.56	6.65
Fourth Quarter	18.28	13.17
2010
First Quarter	21.90	15.37
Second Quarter	27.04	19.85
Third Quarter	35.59	21.59
Fourth Quarter	52.80	35.19
2011
First Quarter	50.60	36.34
Second Quarter	47.51	37.82
Third Quarter	49.21	37.33
Fourth Quarter	48.50	36.71
2012
First Quarter	59.12	42.17
Second Quarter	61.05	42.29
Third Quarter	46.77	36.41
Fourth Quarter	47.38	40.56
2013
First Quarter	56.56	48.75
Second Quarter	59.49	49.47
Third Quarter	66.90	51.79
Fourth Quarter	78.87	64.33
2014
First Quarter	87.81	73.40
Second Quarter	82.87	72.48
Third Quarter	77.94	60.15
Fourth Quarter	64.54	52.31
2015
First Quarter	60.56	51.42
Second Quarter	59.56	49.93
Third Quarter	57.23	37.81
Fourth Quarter	50.91	36.98
2016
First Quarter (through the pricing date)	50.70	36.97

PS-19

Palo Alto Networks, Inc.

Palo Alto Networks, Inc. provides network security solutions. The company offers firewalls that identify and control applications, scan content to stop threats, prevent data leakage, integrated application, user, and content visibility. This Basket Stock trades on the NASDAQ under the symbol “PANW”. The company’s CIK number is 1327567.

2012	High ($)	Low ($)
Third Quarter (from July 20, 2012)	71.75	51.51
Fourth Quarter	65.86	48.82
2013
First Quarter	61.13	47.23
Second Quarter	56.43	39.56
Third Quarter	50.04	41.15
Fourth Quarter	57.80	40.99
2014
First Quarter	79.82	55.66
Second Quarter	83.85	58.51
Third Quarter	100.49	75.36
Fourth Quarter	127.43	89.41
2015
First Quarter	148.90	121.42
Second Quarter	184.08	141.53
Third Quarter	197.09	155.01
Fourth Quarter	193.54	154.11
2016
First Quarter (through the pricing date)	171.52	115.69

PS-20

SVB Financial Group

SVB Financial Group is the holding company for Silicon Valley Bank. The bank is a commercial bank that serves emerging growth and middle-market growth companies in targeted industries, focusing on the technology and life sciences industries. This Basket Stock trades on the NASDAQ under the symbol “SIVB”. The company’s CIK number is 719739.

2008	High ($)	Low ($)
First Quarter	50.11	42.45
Second Quarter	51.95	39.77
Third Quarter	66.00	43.96
Fourth Quarter	60.27	23.98
2009
First Quarter	26.13	12.04
Second Quarter	30.40	16.00
Third Quarter	44.21	24.00
Fourth Quarter	45.55	36.85
2010
First Quarter	48.38	40.23
Second Quarter	51.66	41.23
Third Quarter	45.19	36.95
Fourth Quarter	54.24	42.19
2011
First Quarter	57.35	52.26
Second Quarter	60.44	55.66
Third Quarter	62.50	36.41
Fourth Quarter	48.45	34.41
2012
First Quarter	67.44	48.84
Second Quarter	65.70	54.75
Third Quarter	62.45	55.68
Fourth Quarter	61.92	52.57
2013
First Quarter	70.94	58.24
Second Quarter	83.32	66.10
Third Quarter	90.28	81.29
Fourth Quarter	106.10	87.18
2014
First Quarter	132.27	102.13
Second Quarter	129.22	102.12
Third Quarter	118.71	102.56
Fourth Quarter	118.09	96.02
2015
First Quarter	127.30	103.02
Second Quarter	148.69	124.71
Third Quarter	150.63	112.74
Fourth Quarter	136.97	114.39
2016
First Quarter (through the pricing date)	116.56	79.97

PS-21

Vertex Pharmaceuticals Incorporated

Vertex Pharmaceuticals Incorporated discovers, develops, and commercializes novel, small molecule pharmaceuticals for the treatment of diseases. The company develops drugs for the treatment of cystic fibrosis, autoimmune diseases, cancer, inflammatory bowel disease, and neurological disorders. This Basket Stock trades on the NASDAQ under the symbol “VRTX”. The company’s CIK number is 875320.

2008	High ($)	Low ($)
First Quarter	23.89	14.59
Second Quarter	33.90	24.81
Third Quarter	34.68	25.60
Fourth Quarter	32.65	20.71
2009
First Quarter	35.00	26.96
Second Quarter	36.08	26.23
Third Quarter	38.11	32.40
Fourth Quarter	43.55	32.11
2010
First Quarter	44.24	37.42
Second Quarter	40.85	32.58
Third Quarter	37.44	32.15
Fourth Quarter	38.35	32.43
2011
First Quarter	51.07	35.49
Second Quarter	58.01	45.01
Third Quarter	53.18	40.00
Fourth Quarter	45.12	26.66
2012
First Quarter	42.94	32.20
Second Quarter	64.85	35.49
Third Quarter	59.04	48.41
Fourth Quarter	59.42	38.89
2013
First Quarter	54.98	43.65
Second Quarter	85.36	52.58
Third Quarter	88.57	74.53
Fourth Quarter	77.81	60.18
2014
First Quarter	85.48	67.80
Second Quarter	94.68	62.44
Third Quarter	113.90	84.74
Fourth Quarter	120.78	101.10
2015
First Quarter	134.25	107.88
Second Quarter	135.82	116.43
Third Quarter	141.48	98.50
Fourth Quarter	133.26	107.23
2016
First Quarter (through the pricing date)	123.45	79.71

PS-22

Wynn Resorts, Limited

Wynn Resorts, Limited owns and operates luxury hotels and destination casino resorts in Las Vegas, Nevada and in Macau, China. This Basket Stock trades on the NASDAQ under the symbol “WYNN”. The company’s CIK number is 1174922.

2008	High ($)	Low ($)
First Quarter	120.59	91.41
Second Quarter	116.43	79.81
Third Quarter	114.67	69.94
Fourth Quarter	80.19	31.25
2009
First Quarter	55.28	15.40
Second Quarter	49.98	21.55
Third Quarter	73.25	29.91
Fourth Quarter	69.91	53.73
2010
First Quarter	77.26	60.76
Second Quarter	93.15	74.64
Third Quarter	94.93	74.79
Fourth Quarter	116.55	87.09
2011
First Quarter	130.81	108.99
Second Quarter	149.74	129.42
Third Quarter	165.25	115.08
Fourth Quarter	139.73	102.20
2012
First Quarter	130.00	106.64
Second Quarter	135.04	97.38
Third Quarter	115.69	92.79
Fourth Quarter	122.90	104.33
2013
First Quarter	126.52	115.50
Second Quarter	143.11	118.04
Third Quarter	159.74	126.14
Fourth Quarter	194.21	157.21
2014
First Quarter	247.95	191.83
Second Quarter	227.46	193.64
Third Quarter	218.61	178.99
Fourth Quarter	190.01	138.97
2015
First Quarter	159.34	122.92
Second Quarter	136.63	93.93
Third Quarter	111.35	53.12
Fourth Quarter	75.91	51.71
2016
First Quarter (through the pricing date)	84.51	51.50

PS-23

SUPPLEMENTAL PLAN OF DISTRIBUTION—CONFLICTS OF INTEREST

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

MLPF&S will sell the notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at a purchase price equal to 98.00% of the principal amount. Each of those broker-dealers may sell the notes to one or more additional broker-dealers. MLPF&S has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the notes at the same discount.

MLPF&S and any of our other broker-dealer affiliates, may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The selling agent may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

Any price that MLPF&S may pay to repurchase the notes will depend upon then prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

PS-24

STRUCTURING THE NOTES

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined based upon terms provided by MLP&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 above and “Use of Proceeds” on page PS-14 of product supplement STOCK-1.

VALIDITY OF THE NOTES

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated May 1, 2015 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus supplement and prospectus, all in accordance with the provisions of the indenture governing the notes, such notes will be legal, valid and binding obligations of BAC, subject to the effect of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated February 27, 2015, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on February 27, 2015.

PS-25

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as single financial contracts with respect to the Basket and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. This discussion assumes that the notes constitute single financial contracts with respect to the Basket for U.S. federal income tax purposes. If the notes did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

We will not attempt to ascertain whether the issuer of any component stocks included in the Basket would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in the Basket were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuers of the component stocks included in the Basket and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of the component stocks included in the Basket is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between

PS-26

the amount realized and the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange or redemption of the notes should be treated as ordinary gain or loss.

Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale, exchange, or redemption and certain other conditions are satisfied.

If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and

PS-27

disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% (or a lower rate under an applicable treaty) U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, may be treated as dividend equivalents. However, this withholding on “dividend equivalent” payments, if any, will not apply to equity-linked instruments issued before January 1, 2017. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective Non-U.S. Holders of the notes should consult their own tax advisors in this regard.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

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